Putnam Equity Income Fund
11/30/12 Annual

Because of the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


72DD1   Class A	  49,871
        Class B	  1,200
        Class C   1,588
	Class M   514

72DD2   Class R   1,250
        Class R5  *
        Class R6  *
        Class Y   17,144

* Amount represents less than 1

73A1    Class A	  0.324
        Class B	  0.204
        Class C   0.209
	Class M   0.246

73A2    Class R   0.286
        Class R5  0.094
        Class R6  0.098
        Class Y   0.363

74U1    Class A	  149,147
        Class B	  5,248
        Class C   7,458
        Class M	  1,960

74U2    Class R   4,368
        Class R5  1
        Class R6  1
        Class Y   51,316

74V1    Class A	  17.25
        Class B	  17.09
        Class C   17.11
	Class M   17.09

74V2    Class R   17.15
        Class R5  17.26
        Class R6  17.26
        Class Y   17.26


Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Additional Information About Errors and Omissions Policy
Item 85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.